UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

QuantaSing Group Limited

(Name of Issuer)

Class A ordinary shares, US$0.0001 par value per share

(Title of Class of Securities)

74767N107**

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** This CUSIP number applies to the American Depositary Shares (“ADSs”) of the Issuer, which are quoted on The Nasdaq Global Market under the symbol “QSG.” Each ADS represents three Class A ordinary shares, par value US$0.0001 per share, of the Issuer. No CUSIP number has been assigned to the Class A Ordinary Shares of the Issuer.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74767N107**
1.	Names of Reporting Persons GGV Discovery I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,489,366 (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,489,366 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,489,366 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.2% of Ordinary Shares (8.8% of Class A Ordinary Shares) (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by GGV Discovery I, L.P., GGV Capital VI Entrepreneurs Fund L.P., GGV Discovery I L.L.C., GGV Capital VI Entrepreneurs Fund L.L.C., Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, and Hans Tung (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 10,489,366 Class A ordinary shares (including 783,795 Class A ordinary shares represented by 261,265 American Depositary Shares (“ADS”)) held by GGV Discovery I, L.P. GGV Discovery I L.L.C. serves as the General Partner of GGV Discovery I, L.P. As such, GGV Discovery I L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. GGV Discovery I L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards, and Hans Tung are Managing Directors of GGV Discovery I L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

CUSIP No. 74767N107**
1.	Names of Reporting Persons GGV Discovery I L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,489,366 (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,489,366 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,489,366 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.2% of Ordinary Shares (8.8% of Class A Ordinary Shares) (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 10,489,366 Class A ordinary shares (including 783,795 Class A ordinary shares represented by 261,265 American Depositary Shares (“ADS”)) held by GGV Discovery I, L.P. GGV Discovery I L.L.C. serves as the General Partner of GGV Discovery I, L.P. As such, GGV Discovery I L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. GGV Discovery I L.L.C. owns no securities of the Issuer directly. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Discovery I L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

CUSIP No. 74767N107**
1.	Names of Reporting Persons GGV Capital VI Entrepreneurs Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 452,127 (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 452,127 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 452,127 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3% of Ordinary Shares (0.4% of Class A Ordinary Shares) (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 452,127 Class A ordinary shares (including 33,783 Class A ordinary shares represented by 11,261 American Depositary Shares (“ADS”)) held by GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. As such, GGV Capital VI Entrepreneurs Fund L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI Entrepreneurs Fund L.L.C. owns no securities of the Issuer directly. Jixun Foo, Jenny Hongwei Lee, Jeffrey Gordon Richards, Glenn Brian Solomon and Hans Tung, are Managing Directors of GGV Capital VI Entrepreneurs Fund L.L.C. As such, Jixun Foo, Jenny Hongwei Lee, Jeffrey Gordon Richards, Glenn Brian Solomon and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Jenny Hongwei Lee, Jeffrey Gordon Richards, Glenn Brian Solomon and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

CUSIP No. 74767N107**
1.	Names of Reporting Persons GGV Capital VI Entrepreneurs Fund L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 452,127 (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 452,127 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 452,127 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3% of Ordinary Shares (0.4% of Class A Ordinary Shares) (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 452,127 Class A ordinary shares (including 33,783 Class A ordinary shares represented by 11,261 American Depositary Shares (“ADS”)) held by GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. As such, GGV Capital VI Entrepreneurs Fund L.L.C. possesses power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Entrepreneurs Fund L.P. GGV Capital VI Entrepreneurs Fund L.L.C. owns no securities of the Issuer directly. Jixun Foo, Jenny Hongwei Lee, Jeffrey Gordon Richards, Glenn Brian Solomon and Hans Tung, are Managing Directors of GGV Capital VI Entrepreneurs Fund L.L.C. As such, Jixun Foo, Jenny Hongwei Lee, Jeffrey Gordon Richards, Glenn Brian Solomon and Hans Tung possess power to direct the voting and disposition of the shares owned by GGV Capital VI Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Jenny Hongwei Lee, Jeffrey Gordon Richards, Glenn Brian Solomon and Hans Tung own no securities of the Issuer directly.

(3)	These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

CUSIP No. 74767N107**
1.	Names of Reporting Persons Jixun Foo
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,941,493 (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,941,493 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,941,493 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.5% of Ordinary Shares (9.1% of Class A Ordinary Shares) (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 10,489,366 Class A ordinary shares (including 783,795 Class A ordinary shares represented by 261,265 American Depositary Shares (“ADS”)) held by GGV Discovery I, L.P and (ii) 452,127 Class A ordinary shares (including 33,783 Class A ordinary shares represented by 11,261 American Depositary Shares (“ADS”)) held by GGV Capital VI Entrepreneurs Fund L.P. GGV Discovery I L.L.C. serves as the General Partner of GGV Discovery I, L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Discovery I L.L.C. and GGV Capital VI Entrepreneurs Fund L.L.C. As such, Jixun Foo has shared power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

CUSIP No. 74767N107**
1.	Names of Reporting Persons Glenn Solomon
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,941,493 (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,941,493 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,941,493 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.5% of Ordinary Shares (9.1% of Class A Ordinary Shares) (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 10,489,366 Class A ordinary shares (including 783,795 Class A ordinary shares represented by 261,265 American Depositary Shares (“ADS”)) held by GGV Discovery I, L.P and (ii) 452,127 Class A ordinary shares (including 33,783 Class A ordinary shares represented by 11,261 American Depositary Shares (“ADS”)) held by GGV Capital VI Entrepreneurs Fund L.P. GGV Discovery I L.L.C. serves as the General Partner of GGV Discovery I, L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Discovery I L.L.C. and GGV Capital VI Entrepreneurs Fund L.L.C. As such, Glenn Solomon has shared power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P. Glenn Solomon owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

CUSIP No. 74767N107**
1.	Names of Reporting Persons Jenny Hong Wei Lee
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,941,493 (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,941,493 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,941,493 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.5% of Ordinary Shares (9.1% of Class A Ordinary Shares) (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 10,489,366 Class A ordinary shares (including 783,795 Class A ordinary shares represented by 261,265 American Depositary Shares (“ADS”)) held by GGV Discovery I, L.P and (ii) 452,127 Class A ordinary shares (including 33,783 Class A ordinary shares represented by 11,261 American Depositary Shares (“ADS”)) held by GGV Capital VI Entrepreneurs Fund L.P. GGV Discovery I L.L.C. serves as the General Partner of GGV Discovery I, L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Discovery I L.L.C. and GGV Capital VI Entrepreneurs Fund L.L.C. As such, Jenny Hong Wei Lee has shared power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P. Jenny Hong Wei Lee owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

CUSIP No. 74767N107**
1.	Names of Reporting Persons Jeffrey Gordon Richards
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,941,493 (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,941,493 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,941,493 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.5% of Ordinary Shares (9.1% of Class A Ordinary Shares) (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 10,489,366 Class A ordinary shares (including 783,795 Class A ordinary shares represented by 261,265 American Depositary Shares (“ADS”)) held by GGV Discovery I, L.P and (ii) 452,127 Class A ordinary shares (including 33,783 Class A ordinary shares represented by 11,261 American Depositary Shares (“ADS”)) held by GGV Capital VI Entrepreneurs Fund L.P. GGV Discovery I L.L.C. serves as the General Partner of GGV Discovery I, L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Discovery I L.L.C. and GGV Capital VI Entrepreneurs Fund L.L.C. As such, Jeffrey Gordon Richards has shared power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P. Jeffrey Gordon Richards owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

CUSIP No. 74767N107**
1.	Names of Reporting Persons Hans Tung
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,941,493 (2)
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,941,493 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,941,493 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.5% of Ordinary Shares (9.1% of Class A Ordinary Shares) (3)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 10,489,366 Class A ordinary shares (including 783,795 Class A ordinary shares represented by 261,265 American Depositary Shares (“ADS”)) held by GGV Discovery I, L.P and (ii) 452,127 Class A ordinary shares (including 33,783 Class A ordinary shares represented by 11,261 American Depositary Shares (“ADS”)) held by GGV Capital VI Entrepreneurs Fund L.P. GGV Discovery I L.L.C. serves as the General Partner of GGV Discovery I, L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Discovery I L.L.C. and GGV Capital VI Entrepreneurs Fund L.L.C. As such, Hans Tung has shared power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P. Hans Tung owns no securities of the Issuer directly.

(3)	These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

Item 1.
(a)	Name of Issuer QuantaSing Group Limited
(b)	Address of Issuer’s Principal Executive Offices 2/F, Building D, Ronsin Technology Center Chaoyang District, Beijing 100102 People’s Republic of China

Item 2.
(a)

Name of Person Filing

GGV Discovery I, L.P.

GGV Capital VI Entrepreneurs Fund L.P.

GGV Discovery I L.L.C.

GGV Capital VI Entrepreneurs Fund L.L.C.

Jixun Foo

Glenn Solomon

Jenny Hong Wei Lee

Jeffrey Gordon Richards

Hans Tung

(b)	Address of Principal Business Office or, if none, Residence GGV Capital 3000 Sand Hill Road, Suite 4-230 Menlo Park, California 94025 United States of America
(c)

Citizenship

Name

GGV Discovery I, L.P.

GGV Capital VI Entrepreneurs Fund L.P.

GGV Discovery I L.L.C.

GGV Capital VI Entrepreneurs Fund L.L.C.

Jixun Foo

Glenn Solomon

Jenny Hong Wei Lee

Jeffrey Gordon Richards

Hans Tung

Citizenship or Place of Organization Cayman Islands Cayman Islands Cayman Islands Cayman Islands Singapore United States of America Singapore United States of America United States of America
(d)	Title of Class of Securities Class A ordinary shares, US$0.0001 par value per share
(e)

CUSIP Number

74767N107**

** This CUSIP number applies to the American Depositary Shares (“ADSs”) of the Issuer, which are quoted on The Nasdaq Global Market under the symbol “QSG.” Each ADS represents three Class A ordinary shares, par value US$0.0001 per share, of the Issuer. No CUSIP number has been assigned to the Class A Ordinary Shares of the Issuer.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
The following information regarding the aggregate number and percentage of the Class A Ordinary Shares of the Issuer identified in Item 1 is provided as of December 31, 2023:

Reporting Persons	Shares Held Directly (1)	Shared Voting Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Total Ordinary Shares (3)	Percentage of Class A Ordinary Shares (3)
GGV Discovery I L.P.	10,489,366	10,489,366	10,489,366	10,489,366	6.2%	8.8%
GGV Capital VI Entrepreneurs Fund L.P.	452,127	452,127	452,127	452,127	0.3%	0.4%
GGV Discovery I L.L.C. (2)	0	10,489,366	10,489,366	10,489,366	6.2%	8.8%
GGV Capital VI Entrepreneurs Fund L.L.C (2).	0	452,127	452,127	452,127	0.3%	0.4%
Jixun Foo (2)	0	10,941,493	10,941,493	10,941,493	6.5%	9.1%
Glenn Solomon (2)	0	10,941,493	10,941,493	10,941,493	6.5%	9.1%
Jenny Hong Wei Lee (2)	0	10,941,493	10,941,493	10,941,493	6.5%	9.1%
Jeffrey Gordon Richards (2)	0	10,941,493	10,941,493	10,941,493	6.5%	9.1%
Hans Tung (2)	0	10,941,493	10,941,493	10,941,493	6.5%	9.1%

(1)       Represents the number of Class A ordinary shares, including shares underlying ADSs, currently held by the Reporting Persons.

(2)      GGV Discovery I L.L.C. serves as the General Partner of GGV Discovery I, L.P. GGV Capital VI Entrepreneurs Fund L.L.C. serves as the General Partner of GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung are Managing Directors of GGV Discovery I L.L.C. and GGV Capital VI Entrepreneurs Fund L.L.C. As such, Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung have shared power to direct the voting and disposition of the shares owned by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P., and may be deemed to have indirect beneficial ownership of the shares held by GGV Discovery I, L.P. and GGV Capital VI Entrepreneurs Fund L.P. Jixun Foo, Glenn Solomon, Jenny Hong Wei Lee, Jeffrey Gordon Richards and Hans Tung own no securities of the Issuer directly.

(3)     These percentages are based on a total of 169,454,104 ordinary shares (119,595,055 Class A ordinary shares and 49,859,049 Class B ordinary shares) outstanding as of October 18, 2023, as reported in the Issuer’s Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 27, 2023.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐
Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable
Item 8.	Identification and Classification of Members of the Group
Not applicable
Item 9.	Notice of Dissolution of Group
Not applicable
Item 10.	Certification
Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

GGV Discovery i L.P.
BY:	GGV DISCOVERY I L.L.C.
ITS:	General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV DISCOVERY I L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL VI ENTREPRENEURS FUND L.P.
BY:	GGV CAPITAL VI ENTREPRENEURS FUND L.L.C.
ITS:	General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

GGV CAPITAL VI ENTREPRENEURS FUND L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

/s/ Jixun Foo
Jixun Foo

/s/ Glenn Solomon
Glenn Solomon

/s/ Jenny Hong Wei Lee
Jenny Hong Wei Lee

/s/ Jeffrey Gordon Richards
Jeffrey Gordon Richards

/s/ Hans Tung
Hans Tung

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit(s):

A	Joint Filing Agreement

EXHIBIT A

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Class A ordinary shares of QuantaSing Group Limited is filed on behalf of each of us.

Dated: February 14, 2024

GGV Discovery i L.P.
BY:	GGV DISCOVERY I L.L.C.
ITS:	General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV DISCOVERY I L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-fact

GGV CAPITAL VI ENTREPRENEURS FUND L.P.
BY:	GGV CAPITAL VI ENTREPRENEURS FUND L.L.C.
ITS:	General Partner

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

GGV CAPITAL VI ENTREPRENEURS FUND L.L.C.

By:	/s/ Terence Jen
Terence Jen
Attorney-in-Fact

/s/ Jixun Foo
Jixun Foo

/s/ Glenn Solomon
Glenn Solomon

/s/ Jenny Hong Wei Lee
Jenny Hong Wei Lee

/s/ Jeffrey Gordon Richards
Jeffrey Gordon Richards

/s/ Hans Tung
Hans Tung